Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Clearmind Medicine Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, no par value	457(h)	5,521	$428.89	(2)	$2,367,901.69	$0.0001531	$362.53
	Equity	Ordinary share, no par value	457(c); 457(h)	871,126	$1.35	(3)	$1,176,020.10	$0.0001531	$180.05
	Total Offering Amount						$3,543,921.79		$542.58
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$542.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional ordinary shares that become issuable under the Clearmind Medicine Inc. Omnibus Stock Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $428.89, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Plan as of the date of this Registration Statement.

(3)	Represents ordinary shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of $1.35 per share, the average of the high and low price of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on December 5, 2024.